PRESS RELEASE                 CONTACT:    EDWARD ZIMMER
                                          LEVITZ FURNITURE CORPORATION
                                          (561) 994-5150



           LEVITZ ANNOUNCES FILING OF PLAN OF REORGANIZATION AND
                  TIMETABLE FOR EMERGENCE FROM CHAPTER 11


BOCA RATON, FL - OCTOBER 16, 2000 - Levitz Furniture Corporation announced today that it has filed an amended plan of reorganization and disclosure statement with the Bankruptcy Court, important steps in Levitz's emergence from its Chapter 11 proceeding. As previously announced in August of this year, the amended plan of reorganization contemplates the formation of a holding company, Levitz Home Furnishings, Inc., which would own and separately operate Levitz and, subject to satisfaction of certain conditions, Seaman Furniture Company. The plan is supported by Levitz's Creditors Committee and two of its largest creditors, Resurgence Asset Management L.L.C. and Cerberus Capital Management, L.P.

The Bankruptcy Court set October 31 as the hearing date on the disclosure statement and December 8 as the hearing date on the confirmation of the plan. Assuming Court approvals and the satisfaction of conditions to the plan, including financing, Levitz would emerge from bankruptcy by the end of December.

As previously announced, upon confirmation of the plan of reorganization Levitz and Seaman stores will continue to operate under their existing banners. The plan of reorganization provides for an operating structure whereby Ed Grund, Chief Executive Officer of Levitz, would direct all aspects of operations for the 43 stores on the West Coast and Minneapolis/St. Paul from a new Regional Headquarters to be located in Pleasanton, California and Alan Rosenberg, Chief Executive Officer of Seaman, would continue to direct the 51 Seaman stores while adding responsibility for directing all aspects of the operations of the 15 Levitz stores that will continue to operate on the East Coast. In addition, the East Coast office will be responsible for all administrative and corporate functions as well as for the selection of a core merchandise mix for all Levitz stores. Levitz expects that its administrative offices in Boca Raton, Florida and Pottstown, Pennsylvania would be phased out following approval of the Levitz plan of reorganization with some personnel from those offices possibly transferring to Seaman's headquarters on Long Island, New York or to the new California office.

Levitz Furniture Corporation currently operates 58 stores in 11 states on the East Coast, West coast, and in the Midwest. To find the nearest store, call toll free at 1-888-800-2000. Or for more information, visit the company's web site at www.levitz.com.


                                    ###

Disclaimer: This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update and forward-looking statements to reflect events or circumstances after the date hereof.